UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	86-1874570
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E

Austin, TX

(address of principal executive offices)

78759

(zip code)

E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan

(full title of plan)

Jennifer S. Grafton

Executive Vice President and General Counsel

9600 Great Hills Trail, Suit 300E

Austin, Texas 78759

(866) 432-6736

(name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting Registrant or an emerging growth Registrant. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting Registrant” and “emerging growth Registrant” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting Registrant	☐

		Emerging growth Registrant	☐

If an emerging growth Registrant, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The 2021 Omnibus Equity Incentive Plan, as amended (the “2021 Plan”) reserved a total of 15,000,000 shares of our common stock for issuance when it was originally adopted and approved by our stockholders on February 3, 2021. The “evergreen” provision of the 2021 Plan, as limited by an amendment approved by the Board of Directors on April 25, 2022, provides that the total number of shares reserved for issuance under the 2021 Plan will automatically increase on March 1st for the first nine (9) fiscal years following fiscal year 2021, in an amount equal to the lesser of (x) (i) five percent (5%) of the outstanding shares of stock on the last day of the immediately preceding fiscal year, less (ii) the number of shares of stock remaining available for grant under the 2021 Plan on the last day of the immediately preceding fiscal year; and (y) such fewer number of shares of common stock as is determined by the Committee. We initially registered 15,000,000 shares of our common stock reserved for issuance under the 2021 Plan on a registration statement on Form S-8 filed with the U. S. Securities and Exchange Commission on May 21, 2021. We registered an additional 4,849,684 shares that were reserved for issuance pursuant to the “evergreen” provision of the 2021 Plan in May 2022. We are now registering an additional 7,304,646 shares pursuant to the evergreen provision that were reserved for issuance under the 2021 Plan. The additional shares are of the same class as other securities relating to the 2021 Plan for which the Registrant’s registration statement filed on Form S-8 (SEC File No. 333-256349) on May 21, 2021, is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-256349) is hereby incorporated by reference pursuant to General Instruction E.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

The following documents filed by the Registrant with the Commission pursuant to Section 12 of the Exchange Act, are incorporated by reference and made a part of this Registration Statement:

a)
the Registrant’s Annual Report on Form 10-K for the year ended February 28, 2023, filed with the Commission on May 1, 2023; and

b)
the description of the Registrant’s shares of Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 23, 2020 (File No. 001-39272), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1

Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the Commission on February 10, 2021).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the Commission on February 10, 2021).
5.1 *	Opinion of Jennifer S. Grafton, General Counsel and Corporate Secretary of E2open Parent Holdings, Inc., with respect to the original issuance of Company common stock under the Plan.
23.1 *	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2 *	Consent of Jennifer S. Grafton (included in Exhibit 5.1).
99.1	E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan, As Amended and Restated (incorporated by reference to Exhibit 10.18 to Form 10-K, filed with the Commission on April 29, 2022).
99.2	Form of Executive Stock Option Grant Notice (incorporated by reference to Exhibit 10.14 to Form 10-K, filed with the Commission on May 1, 2023).
99.3	Form of Executive Performance Based Restricted Stock Unit Notice (incorporated by reference to Exhibit 10.15 to Form 10-K, filed with the Commission on May 1, 2023).
99.4	Form of Executive Restricted Stock Unit Notice (incorporated by reference to Exhibit 10.16 to Form 10-K, filed with the Commission on May 1, 2023).
107*	Calculation of Filing Fee Table

*Filed Herewith

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized.

E2open Parent Holdings, Inc.

Date: May 2, 2023	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capabilities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael A. Farlekas	Chief Executive Officer	May 2, 2023
Michael A. Farlekas	(Principal Executive Officer)

/s/ Marje Armstrong	Chief Financial Officer	May 2, 2023
Marje Armstrong	(Principal Financial Officer)

/s/ Deepa L. Kurian	Chief Accounting Officer	May 2, 2023
Deepa L. Kurian	(Principal Accounting Officer)

/s/ Chinh E. Chu	Chairman of the Board of Directors	May 2, 2023
Chinh E. Chu

/s/ Keith W. Abell	Director	May 2, 2023
Keith W. Abell

/s/ Dr. Stephen C. Daffron	Director	May 2, 2023
Dr. Stephen C. Daffron

/s/ Martin Fichtner	Director	May 2, 2023
Martin Fichtner

/s/ Ryan M Hinkle	Director	May 2, 2023
Ryan M. Hinkle

/s/ Eva F. Harris	Director	May 2, 2023
Eva F. Harris

/s/ Timothy I Maudlin	Director	May 2, 2023
Timothy I. Maudlin

/s/ Deep Shah	Director	May 2, 2023
Deep Shah